Exhibit 3.9

ARTICLES OF INCORPORATION
OF
ADVANCED PROSTHETICS OF AMERICA, INC.

ARTICLE I.   NAME

The name of this corporation is:

ADVANCED PROSTHETICS OF AMERICA, INC.

ARTICLE II.   PURPOSE

This corporation is organized for the following purposes:

To engage in any or all lawful business for which a corporation may be incorporated under the laws of Florida.

ARTICLE III.   POWERS

a.                                       To have a corporate seal, which may be altered at pleasure, and to use the same by causing it, or a facsimile thereof, to be impressed, affixed or in any other manner reproduced.

b.                                      To purchase, take, receive, lease or otherwise acquire, own, hold, improve, use and otherwise deal in and with real or personal property or any interest therein, wherever situated.

c.                                       To sell, convey, mortgage, pledge, create a security interest in, lease, exchange, transfer, and otherwise dispose of all or any part of its property and assets.

d.                                      To lend money to, and use its credit to assist its officers and employees in accordance with law.

e.                                       To purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interest in, or obligations of, other domestic or foreign corporations, associations, partnerships, or individuals, or direct or indirect obligations of the United States or of any other government, state, territory, governmental district, or municipality or of any instrumentality thereof.

f.                                         To make contracts and guarantees and incur liabilities, borrow money at such rates of interest as the corporation may determine, issue its notes, bonds, and other obligations, and secure any of its obligations by mortgage or pledge of all or any part of its property, franchises and income.

g.                                      To lend money for its corporate purposes, invest and re-invest its funds, and take and hold real and personal property as security for the payment of funds so loaned or invested.

h.                                      To conduct its business, carry on its operations, and have offices and exercise the powers granted by law within or without this state.

i.                                          To elect or appoint officers and agents of the corporation and define their duties and fix their compensation.

j.                                          To make and amend bylaws, not inconsistent with its articles of incorporation or with the laws of this state, for the administration and regulation of the affairs of the corporation.

k.                                       To make donations for the public welfare or for charitable, scientific or educational purposes.

l.                                          To transact any lawful business that the board of directors shall find will be in aid of governmental policy.

m.                                    To pay pensions and establish pension plans, profit sharing plans, stock bonus plans, stock option plans, and other incentive plans for any or all of its directors, officers, and employees and for any or all of the directors, officers, and employees of its subsidiaries.

n.                                      To be a promoter, incorporator, partner, member, associate or manager of any corporation, partnership, joint venture, trust or other enterprise.

o.                                      To have and exercise all powers necessary or convenient to effect its purposes.

ARTICLE IV.   CORPORATE EXISTENCE

This corporation shall commence existence upon signing of these Articles, and shall have perpetual existence.

ARTICLE V.   PRINCIPAL OFFICE

The address of the principal office of the corporation is:

486 N. PIN OAK PLACE #114
LONGWOOD, FL  32779

ARTICLE VI.   REGISTERED AGENT AND OFFICE

The initial registered office of this corporation and the name of the initial registered agent of this corporation at that address are:

MARAT FINK

486 N. PIN OAK PLACE #114

LONGWOOD, FL  32779

ARTICLE VII.   CAPITAL STOCK

This corporation is authorized to issue 1,000 shares of Voting Common Stock having a par value of $.01 per share, and 1,000 shares of Nonvoting Common Stock having a par value of

$.01 per share. The Voting and Nonvoting Common Stock shall be identical in every respect except as to voting rights.

ARTICLE VIII.   INITIAL BOARD OF DIRECTORS

This corporation shall have a Board of Directors. The number of directors may be either increased or diminished from time to time by the shareholders at any duly called and constituted meeting. The names and addresses of the initial directors of this corporation are:

MARAT FINK

486 N. PIN OAK PLACE #114

LONGWOOD, FL 32779

ARTICLE IX.   INITIAL OFFICERS

The following persons shall serve as the officers of the corporation until their successors are duly elected:

President                                 MARAT FINK

ARTICLE X.   CUMULATIVE VOTING FOR DIRECTORS

Each shareholder is entitled to cumulate his votes for the directors of the corporation. He is entitled to multiply the number of votes he is entitled to cast by the number of directors for whom he is entitled to vote and to cast the product for a single candidate or distribute the product among two or more candidates.

ARTICLE XI.   PREEMPTIVE RIGHTS

The corporation shall have preemptive rights. Each shareholder of the corporation shall have a preemptive right to acquire proportional amounts of the corporation’s unissued shares upon the decision of the board of directors to issue them. In such event, the board of directors shall prescribe uniform terms and conditions in order to provide a fair and reasonable opportunity to exercise this right.

ARTICLE XII.   BYLAWS

The power to adopt, alter, amend or repeal Bylaws shall be vested in the Board of Directors and the shareholders.

ARTICLE XIII.   AMENDMENT

This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation or any amendment hereto and any right conferred upon the shareholders is subject to this reservation.

ARTICLE XIV.   INCORPORATOR

The name and address of the person signing these Articles of Incorporation is:

MARAT FINK

486 N. PIN OAK PLACE #114

LONGWOOD, FL  32779

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation on this 13 day of August 1998.

/s/ Marat Fink
MARAT FINK

STATE OF FLORIDA

COUNTY OF ORANGE

BEFORE ME personally appeared MARAT FINK, who is personally known to me, who executed the foregoing Articles of Incorporation, and who swore to and acknowledged before me that he executed those Articles of Incorporation this 13th day of August, 1998.

[NOTARY SEAL]	/s/Erik C. Larsen
Erik C. Larsen

ACCEPTANCE OF REGISTERED AGENT

I hereby acknowledge that I am familiar with the duties and responsibilities as Registered Agent of ADVANCED PROSTHETICS OF AMERICA, INC., and I hereby accept said duties and responsibilities.

/s/ Marat Fink
MARAT FINK